File No. 811-08957

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-2
REGISTRATION STATEMENT UNDER THE INVESTMENT
COMPANY ACT OF 1940 ☑
Amendment No. 10 ☑
Highland Floating Rate Limited Liability Company
(Exact Name of Registrant as Specified in Charter)
13455 Noel Road, Suite 800
Dallas, Texas 75240
(Address of Principal Executive Offices)
(877) 665-1287
(Registrant’s Telephone Number, Including Area Code)
James D. Dondero
13455 Noel Road, Suite 800
Dallas, Texas 75240
(Name and Address of Agent for Service)
Copies To:
Philip H. Harris, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
EXPLANATORY NOTE
Throughout this Registration Statement, information concerning Highland Floating Rate Limited Liability Company (the “Portfolio”) is incorporated by reference from the Registration Statement on Form N-2 of Highland Floating Rate Fund (File No. 333-51466) (the “Filing”) (CIK No. 0001068200). The Filing contains the prospectuses and statement of additional information (“SAI”) for Highland Floating Rate Fund (the “Feeder Fund”), which invests substantially all of its assets in the Portfolio. Prior to June 15, 2006, the Highland Institutional Floating Rate Income Fund also invested substantially all of its assets in the Portfolio. The Highland Institutional Floating Rate Income Fund has since been liquidated.
This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”). However, interests in the Portfolio are not being registered under the Securities Act because interests in the Portfolio are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). Investments in the Portfolio may be made only by investment companies, insurance company separate accounts, common or commingled trust funds, or similar organizations or entities that are “accredited investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” of the Portfolio within the meaning of the Securities Act.

PART A
Responses to Items 1, 2, 3.2, 4, 5, 6, and 7 of Part A have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.
ITEM 3. FEE TABLE AND SYNOPSIS
(1) Registrant incorporates by reference information concerning the Portfolio’s shareholder transaction expenses and annual expenses associated with investments in the Portfolio in the section entitled “Fund Expenses” of the Feeder Fund prospectuses.
ITEM 8. GENERAL DESCRIPTION OF THE REGISTRANT
(1) The Portfolio is a closed-end, non-diversified registered management investment company which was organized as a limited liability company under the laws of the State of Delaware on August 14, 1998. Interests in the Portfolio are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the Securities Act. Investments in the Portfolio may be made only by investment companies, insurance company separate accounts, common or commingled trust funds, or similar organizations or entities that are “accredited investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” of the Portfolio within the meaning of the Securities Act.
(2)-(4) Registrant incorporates by reference information concerning the Portfolio’s investment objective and investment practices and risk factors associated with investments in the Portfolio in the section entitled “Investment and Risk Information” in the Feeder Fund prospectuses.
(5) Investments in the Portfolio may not be transferred. However, pursuant to Rule 23c-3 under the 1940 Act, the Portfolio will make offers to repurchase at net asset value a portion of its interests. See “Periodic Repurchase Offers” in the Feeder Fund prospectus and “Investment Restrictions” and “Repurchase Offer Fundamental Policy” in the Feeder Fund SAI. Subject to the Portfolio’s investment restriction with respect to borrowings, the Portfolio may borrow money or issue debt obligations to finance its repurchase obligations. See “Investment Restrictions” in the Feeder Fund SAI.
(6) Not applicable.
ITEM 9. MANAGEMENT
(1) (a) Board of Managers. The Board of Managers of the Portfolio has overall management responsibility for the Portfolio. Registrant incorporates by reference information concerning the Portfolio’s management from “Management” and “Organization and Description of Shares” in the Feeder Fund prospectuses.
(1) (b) - (c) Investment Adviser and Portfolio Management. Registrant incorporates by reference information concerning the Portfolio’s management, including the investment adviser and portfolio managers, from “Management” and “Organization and Description of Shares” in the Feeder Fund prospectuses.
(1) (d) Administrators. Registrant incorporates by reference information concerning the Registrant’s Administrator and Sub-Administrator from “Management” in the Feeder Fund prospectuses.

(1) (e) Custodian. Registrant incorporates by reference information concerning the Registrant’s Custodian from “Management” in the Feeder Fund prospectuses.
(1) (f) Expenses. The Portfolio is responsible for all of its expenses not expressly stated to be payable by the other party under the Advisory Agreement.
(1) (g) Not applicable.
(2) Not applicable.
(3) Control Persons. As of November 30, 2006, Highland Floating Rate Fund controlled the Portfolio.
ITEM 10. CAPITAL STOCK, LONG-TERM DEBT AND OTHER SECURITIES
(1) (a)-(f) Registrant incorporates by reference information concerning interests in the Portfolio from “Organization and Description of Shares” and “Master/Feeder Funds: Structure and Risk Factors” in the Feeder Fund prospectuses. An interest in the Portfolio has no preemptive or conversion rights and is fully paid and non-assessable. The Portfolio is not required to hold annual meetings of investors, and has no current intention to do so, but the Portfolio will hold special meetings of investors when, in the judgment of the Board, it is necessary or desirable to submit matters for an investor vote. Changes in fundamental policies will be submitted to investors for approval. An investors’ meeting will be held upon the written, specific request to the Board of investors holding in the aggregate not less than 10% of the units in the Portfolio. Investors have under certain circumstances (e.g., upon application and submission of certain specified documents to the Board by a specified number of shareholders) the right to communicate with other investors in connection with requesting a meeting of investors for the purpose of removing one or more Board members. Investors also have the right to remove one or more Board members without a meeting by a declaration in writing by a specified number of investors. Upon liquidation of the Portfolio, investors would be entitled to share pro rata in the net assets available for distribution to investors (unless another sharing method is required for federal income tax reasons, in accordance with the sharing method adopted by the Board).
The Portfolio is organized as a limited liability company under the laws of the State of Delaware. Under its limited liability company agreement, the Portfolio is authorized to issue units. Each investor is entitled to vote in proportion to the amount of its investment in the Portfolio. Investments in the Portfolio may not be transferred.
The net income of the Portfolio shall consist of (i) all income accrued less the amortization of any premium on the assets of the Portfolio, less (ii) all actual and any accrued expenses of the Portfolio determined in accordance with generally accepted accounting principles. Income includes discount earned (including both original issue, and by election, market discount) on discount paper accrued ratably to the date of maturity and any net realized gains or losses on the assets of the Portfolio. All of the net income of the Portfolio is allocated among the investors in accordance with their interests (unless another sharing method is required for federal income tax reasons, in accordance with the sharing method adopted by the Board).

(2) - (3) Not applicable.
(4) It is intended that the assets, income and distributions of the Portfolio will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company (“RIC”), assuming the investor invested all of its assets in the Portfolio.
Under the anticipated method of the operation of the Portfolio, the Portfolio will not be subject to any federal income tax. However, each investor in the Portfolio will be taxed on its share (as determined in accordance with the governing instruments of the Portfolio) of the ordinary income and capital gain in determining its income tax liability. The determination of such share will be made in accordance with an allocation method designed to satisfy the Code, and the regulations promulgated thereunder. Distributions of net income and capital gain are to be made pro rata to investors in accordance with their investment in the Portfolio. For federal income tax purposes, however, income, gain, or loss may be allocated in a manner other than pro rata, if necessary to reflect gains or losses properly allocable to fewer than all investors as a result of contributions of securities or redemptions of portions of an investor’s unrealized gain or loss in assets.
(5) Not applicable.
(6) Not applicable.
ITEM 11. DEFAULTS AND ARREARS ON SENIOR SECURITIES
Not applicable.
ITEM 12. LEGAL PROCEEDINGS
Not applicable.
ITEM 13. TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION
Not applicable.

PART B
Highland Floating Rate Limited Liability Company
Statement of Additional Information Dated January 1, 2007
ITEM 14. COVER PAGE
Not applicable.
ITEM 15. TABLE OF CONTENTS
Not applicable.
ITEM 16. GENERAL INFORMATION AND HISTORY
Not applicable.
ITEM 17. INVESTMENT OBJECTIVE AND POLICIES
Part A, Item 8 contains additional information about the investment objective and policies of the Portfolio. This Part B should be read in conjunction with Part A.
(1)- (3) Registrant incorporates by reference additional information concerning the investment policies of the Portfolio as well as information concerning the investment restrictions of the Portfolio from “Investment Policies,” “Portfolio Investments and Strategies” and “Investment Restrictions” in the Feeder Fund SAI.
(4) Not applicable.
ITEM 18. MANAGEMENT
The Portfolio is organized as a Delaware limited liability company; therefore, it has a Board of Managers rather than a Board of Trustees. The Managers of the Portfolio are the same persons as the Trustees of the Feeder Fund.
(1) Registrant incorporates by reference information concerning the Managers of the Portfolio in the section entitled “Management” in the Feeder Fund SAI.
Independent Managers
Timothy K. Hui is a Manager of the Portfolio, serving in that position since 2004.
Scott F. Kavanaugh is a Manager of the Portfolio, serving in that position since 2004.
James F. Leary is a Manager of the Portfolio, serving in that position since 2004.
Bryan A. Ward is a Manager of the Portfolio, serving in that position since 2004.

Interested Manager
     R. Joseph Dougherty is the Chairman of the Board and Manager of the Portfolio, serving in that position since 2004.
(2)- (4) Not applicable.
(5) Registrant incorporates by reference information concerning the standing committees of the Boards of Managers of the Portfolio in the section entitled “Management” in the Feeder Fund SAI.
(6) Not applicable.
(7) As of November 30, 2006, the Managers of the Portfolio did not own any interests in the Portfolio. Registrant incorporates by reference information concerning ownership of equity securities in the Highland Fund Complex (as defined in the Feeder Fund SAI) by Managers and officers of the Portfolio in the section entitled “Management” in the Feeder Fund SAI.
(8)- (12) Not applicable.
(13) The officers of the Portfolio and those of its Managers who are “interested persons” (as defined in the 1940 Act) of the Portfolio receive no direct remuneration from the Portfolio. Independent Managers are compensated at the rate of $25,000 annually paid quarterly and proportionately by the Fund and the Portfolio. Prior to its liquidation on June 15, 2006, Highland Institutional Floating Rate Income Fund also paid a portion of the Independent Trustees’ annual retainer. The following table sets forth the aggregate compensation paid to each of the Independent Managers by the Portfolio and the total compensation paid to each of the Independent Managers by the Highland Fund Complex for the fiscal year ended August 31, 2006.

	Aggregate Compensation	Total Compensation From
Name of Manager	From the Portfolio	the Highland Fund Complex
INTERESTED MANAGER

R. Joseph Dougherty	$0	$0

INDEPENDENT MANAGERS

Timothy K. Hui	$5,000	$90,000
Scott F. Kavanaugh	$5,000	$90,000
James F. Leary	$5,000	$90,000
Bryan A. Ward	$5,000	$90,000
(14) Not applicable.
(15) Registrant incorporates by reference information concerning the code of ethics of the Portfolio in the section entitled “Management” in the Feeder Fund SAI.
(16) Registrant incorporates by reference information concerning the proxy voting policies and procedures of the Portfolio in the section entitled “Management” in the Feeder Fund SAI.

ITEM 19. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES
As of December 18, 2006, Highland Floating Rate Fund owned 100% of the Portfolio’s interests and is deemed to control the Portfolio.
ITEM 20. INVESTMENT ADVISORY AND OTHER SERVICES
Registrant incorporates by reference information concerning investment advisory and other services provided to the Portfolio and the Feeder Fund from “Investment Advisory and Other Services,” “Distributor,” “Custodian” and “Independent Registered Public Accounting Firm” in the Feeder Fund SAI.
ITEM 21. PORTFOLIO MANAGERS
     Registrant incorporates by Reference information concerning the portfolio managers of the Portfolio from “Information Regarding Portfolio Managers” in the Feeder Fund SAI. As of August 31, 2006, the portfolio managers of the Portfolio did not own any interests in the Portfolio.

ITEM 22. BROKERAGE ALLOCATION AND OTHER PRACTICES
Registrant incorporates by reference information concerning the brokerage practices of the Portfolio from “Portfolio Transactions” in the Feeder Fund SAI.

ITEM 23. TAX STATUS
Because the Portfolio is wholly-owned by the Feeder Fund, the Portfolio is treated as a disregarded entity for U.S. federal income tax purposes and will not be subject to U.S. federal income taxation. Based upon the status of the Portfolio as a disregarded entity, the Feeder Fund will be deemed to own all the Portfolio’s assets and realize all of the Portfolio’s income, gains, losses, deductions and expenses for purposes of determining the Feeder Fund’s income tax liability and qualification as a regulated investment company for U.S. federal income tax purposes.
It is intended that the Portfolio’s assets, income and distributions will be managed in such a way that the Feeder Fund will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code for qualification as a regulated investment company, assuming that the Feeder Fund invested all of its assets in the Portfolio.
Certain of the Portfolio’s investment practices (which are attributed to the Feeder Fund as described above) are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower taxed long-term capital gains and qualified dividend income into higher taxed short-term capital gains or ordinary income, (iii) convert ordinary loss or a deduction into capital loss (the deductibility of which is more limited), (iv) cause the Portfolio (and thus the Feeder Fund) to recognize income or gain without a corresponding receipt of cash with which to make distributions in the amounts necessary to satisfy the requirements for maintaining RIC status and for avoiding income and excise taxes, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the characterization of certain complex financial transactions and (vii) produce income that will not qualify as good income for purposes of the 90% annual gross income requirement for maintaining RIC status. The Portfolio will monitor its transactions and may make certain tax elections and may be required to borrow money or dispose of securities to mitigate the effect of these rules.
Income received by the Portfolio with respect to foreign securities may give rise to withholding and other taxes imposed by foreign countries. The United States has entered into tax treaties with many foreign countries, which may entitle the Portfolio to a reduced rate of tax or exemption from tax on such income. It is impossible to determine the effective rate of foreign tax in advance since the amount of the Portfolio’s assets to be invested within various countries is not known.
Investors are advised to consult their own tax advisers as to the tax consequences of an investment in the Portfolio.
ITEM 24. FINANCIAL STATEMENTS
Please refer to the audited Financial Statements (investments as of August 31, 2006, statements of assets and liabilities as of August 31, 2006, statements of operations and statements of changes in net assets for the period ended August 31, 2006, and notes thereto) and the report of the independent registered public accounting firm which are contained in the August 31, 2006 annual report of the Feeder Fund. The Financial Statements (but no other material from the annual report) are incorporated herein by reference. The annual report may be obtained at no charge by telephoning (877) 665-1287.

PART C — OTHER INFORMATION
ITEM 25. FINANCIAL STATEMENTS AND EXHIBITS
(1) Financial Statements. The financial statements of the Registrant are incorporated by reference to Item 24 of Part B of this Registration
     Statement.
(2) Exhibits.

(a)(1)	Certificate of Formation of Registrant.(1)

(a)(2)	Amended Certificate of Formation of Registrant.(4)

(a)(3)	Amended Certificate of Formation of Registrant.(5)

(a)(4)	Amended and Restated Limited Liability Company Agreement of Registrant dated November 3, 1998. (1)

(a)(5)	Amendment dated December 20, 2005 to Amended and Restated Limited Liability Company Agreement of Registrant dated November 3, 1998.(6)

(b)(1)	By-Laws of Registrant.(1)

(b)(2)	Amendment to By-Laws of Registrant.(2)

(b)(3)	Amendment to By-Laws of Registrant.(2)

(b)(4)	Amendment to By-Laws of Registrant.(3)

(c)	Not applicable.

(d)	See Exhibits (a)(4)-(a)(5).

(e)	Not applicable.

(f)	Not applicable.

(g)	Advisory Agreement between Registrant and Highland Capital Management, L.P. (“Highland”), dated July 30, 2004.(5)

(h)	Not applicable.

(i)	Not applicable.

(j)	Custodian Services Agreement between Registrant and PFPC Trust Company, Inc., dated October 18, 2004.(5)

(k)(1)	Administration Services Agreement between Registrant and Highland, dated October 18, 2004.(5)

(k)(2)	Sub-Administration Services Agreement between Highland and PFPC Inc. (“PFPC”), dated October 18, 2004.(5)

(k)(3)	Accounting Services Agreement between Registrant and PFPC, dated October 18, 2004.(5)

(k)(4)	Credit Agreement between Registrant and The Bank of Nova Scotia, dated September 13, 2004.(5)

(l)	Not applicable.

(m)	Not applicable.

(n)	Not applicable.

(o)	Not applicable.

(p)	Not applicable.

(q)	Not applicable.

(r)(1)	Code of Ethics of Registrant.(5)

(r)(2)	Code of Ethics of Highland.(5)

(s)	Power of Attorney.*

*	Filed herewith.

(1)	Incorporated by reference to Registrant’s filing with the Securities and Exchange Commission (the “SEC”) on December 4, 1998.

(2)	Incorporated by reference to Registrant’s filing with the SEC on December 26, 2000.

(3)	Incorporated by reference to Registrant’s filing with the SEC on November 2, 2001.

(4)	Incorporated by reference to Registrant’s filing with the SEC on December 19, 2003.

(5)	Incorporated by reference to Registrant’s filing with the SEC on December 29, 2004.

(6)	Incorporated by reference to Registrant’s filing with the SEC on December 29, 2005.

ITEM 26. MARKETING ARRANGEMENTS
     Not applicable.
ITEM 27. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
     Not applicable.
ITEM 28. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT
     Not applicable.
ITEM 29. NUMBER OF HOLDERS OF SECURITIES

Title of Class	Number of Record Holders
Interests of Registrant	1 as of November 30, 2006
ITEM 30. INDEMNIFICATION
Reference is made to Article XIV of the Registrant’s Limited Liability Company Agreement (Exhibit (a)(2)) with respect to indemnification of the Managers and officers of Registrant against liabilities, which may be incurred by them in such capacities. Registrant, its Managers and officers, its investment adviser, the other investment companies advised by Highland, and persons affiliated with them are insured against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities that might be imposed as a result of such actions, suits or proceedings. Registrant will not pay any portion of the premiums for coverage under such insurance that would (1) protect any Manager or officer against any liability to Registrant or its interest holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office or (2) protect its investment adviser or principal underwriter, if any, against any liability to Registrant or its interest holders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of its duties, or by reason of its reckless disregard of its duties and obligations under its contract or agreement with the Registrant; for this purpose the Registrant will rely on an allocation of premiums determined by the insurance company. Registrant expects that the Highland Floating Rate Fund (the “Feeder Fund”) will invest substantially all of its assets in the Registrant. In that connection, Managers and officers of Registrant have signed the registration statement of the Feeder Fund on behalf of the Portfolio insofar as that registration statement relates to the Registrant, and that entity has agreed to indemnify Registrant and its Managers and officers against certain liabilities which may be incurred by them.

ITEM 31. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER
The description of the business of Highland is set forth under the caption “Management” in the prospectuses of the Feeder Fund, incorporated by reference in Item 9 of Part A of this Registration Statement. The information as to the Directors and officers of Highland set forth in Highland’s Form ADV as filed with the SEC on November 19, 2004 (File No. 801-54874) and as amended through the date hereof is incorporated herein by reference.
ITEM 32. LOCATION OF ACCOUNTS AND RECORDS
The majority of the accounts, books and other documents required to be maintained by Section 31(a) of the 1940 Act and the rules thereunder, including journals, ledgers, securities records and other original records, are maintained primarily at the offices of Registrant’s custodian, PFPC Trust Company, Inc. All other records so required to be maintained are maintained at the offices of Highland, 13455 Noel Road, Suite 800, Dallas, Texas 75240.
ITEM 33. MANAGEMENT SERVICES
     Not applicable.
ITEM 34. UNDERTAKINGS
     Not applicable.

SIGNATURES
     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment to its Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 29th day of December, 2006.

HIGHLAND FLOATING RATE LIMITED LIABILITY COMPANY
By:	/s/ James D. Dondero*
James D. Dondero, President

* Signed by M. Jason Blackburn pursuant to a Power of Attorney, as filed herewith.

* By:	/s/ M. Jason Blackburn	December 29, 2006

M. Jason Blackburn, as Attorney-in-Fact

INDEX OF EXHIBITS FILED WITH THIS AMENDMENT

Exhibit
Number	Exhibit
(s)	Power of Attorney.